Exhibit 99.1

FOR IMMEDIATE RELEASE May 14, 2007 Investor contact: Mark Barnett (614) 249-8437 Media contact: Erica Lewis (614) 249-0184

Nationwide Financial prices $400 million junior subordinated debt offering

Columbus, Ohio — Nationwide Financial Services, Inc. (NYSE: NFS), a leading provider of long-term savings and retirement products, today announced that it has priced and will issue in a public offering $400 million of fixed-to-floating rate junior subordinated notes.

The notes bear interest at the fixed rate of 6.75 percent for a 30-year period. After the 30-year period, the notes will bear interest at the rate of three-month LIBOR plus 2.33 percent. Nationwide Financial may redeem the notes at face value on or after May 15, 2037.

Nationwide Financial intends to use the net proceeds from this offering for the redemption of $300 million of its outstanding 8 percent senior notes and for general corporate purposes. The 8 percent senior notes are due in 2027. The redemption is scheduled to take place on or about June 4, 2007.

Morgan Stanley is the sole structuring advisor and bookrunner for this offering. Interested parties may obtain a written prospectus and prospectus supplement from Morgan Stanley, 180 Varick Street, New York, New York, 10014.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.

About Nationwide Financial

Columbus-based Nationwide Financial is the holding company for the domestic retirement savings operations of Nationwide, which owns 63.1 percent of the outstanding common shares of Nationwide Financial. The major operating subsidiary of Nationwide Financial is Nationwide Life Insurance Company. To obtain investor materials, including the Company’s 2006 Annual Report to Shareholders, 2006 Annual Report on Form 10-K, quarterly statistical supplements and other corporate announcements, please visit the investor relations section of the Company’s Web site at www.nationwide.com.

Nationwide, Nationwide Financial, the Nationwide Framemark and On Your Side are federally registered service marks of Nationwide Mutual Insurance Company.

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